Exhibit 99.1

Kandi Technologies, Corp.
2008 Third Quarter Earnings Conference Call
November 20, 2008

Operator:          Good afternoon ladies and gentlemen. Thank you so much for standing by, and welcome to the Kandi Technologies 2008 Third Quarter Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you do have a question, please press the star followed by the one on your touchtone phone. Please press star zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to lift up your handset prior to making your selection. As a reminder, this conference is being recorded today on Thursday the 20th of November 2008.

I will now turn the conference over to Mr. Ken Donenfeld with DGI Focus Asia, Investor Relations. Please go ahead, sir.

Ken Donenfeld:           Thank you Michael, and thank you to everyone joining us on the call today. Let me say first that Kandi continues to be committed to timely communication, and the company and its advisors invite your calls at any time. A transcript of this call will be posted on the company’s website, and instructions for accessing the call are included in the earnings release and I think will be repeated at the end of the call.

Let me add to that, we have Liya Wu on the line who is going to help us with the translations.

Before we get started, I’m going to read a disclaimer regarding our forward-looking statements. This conference call may contain in addition to historical information forward-looking statements within the meaning of the Federal Securities Laws regarding Kandi Technologies Corp. Forward-looking statements include statements of their plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are different from historical facts. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from expectations reflected in these forward-looking statements. Potential risks and uncertainties include changes in demand or market prices for the company’s products, the impact of competition on pricing, the impact of government regulations and other risks in the statements filed from time to time with the SEC. All such forward-looking statements made on behalf of the company, whether written or oral are expressly qualified by these cautionary statements. Such forward-looking statements are subject to risks and uncertainties, and we caution you not to place undue reliance on these statements.

Okay, at this time Mr. Hu, Kandi’s founder, Chairman and CEO, has asked me to deliver his opening comments as he thinks this would make it easier for you to understand; however, both Mr. Hu and the Company’s CFO, Emily Zhou, will be available to answer your questions with Xiaoying Zhu, the Controller, after the opening comments, which should take about 10 to 15 minutes.

Mr. Hu appreciates your patience as these questions and answers are translated for us by Liya Wu, and so I will begin with his comments.

This has been a historically difficult time for investors as stock prices have declined substantially and really don’t reflect the future value of many companies. At least for the short term, it also is a period of uncertainty making it quite difficult for companies to make short-term predictions. At the start however, Mr. Hu would like to say that while there are indeed a number of near-term uncertainties, Kandi has a broad economical product lineup, established facilities and experience in the industry with a demonstrated ability to shift gears to respond to the market. Therefore, he remains very confident about its future. Mr. Hu says he fully expects Kandi to work its way through the short-term problems posed by the weakened world economies and emerge as the stronger more successful company.

For those of you who may be new to the company, it may be helpful to provide some quick background before we move to recent results.

Kandi was founded by Mr. Hu in 2003. What I can tell you, this is me saying it; he is well recognized as a distinguished auto designer and engineer in China, where he is the holder of several patents in this field. Based in Jinhua, in the Zhejiang province, the company is now one of the leaders in the PRC and ATRVs. That is all-terrain recreational vehicles. These include go-karts, ATVs or all-terrain vehicles and UTVs, which are utility vehicles. The UTV is essentially our ATVs equipped for a special purpose. In Kandi’s case, they are primarily for use on farms for agricultural use. The company’s top selling product continues to be go-karts, which continue to be popular recreational vehicles. Actually, Kandi ranks as the number one exporter of these vehicles in China and accounts for about 15% of total exports of these products from the PRC.

It has more than 25 models of go-karts in its line up ranging from 90 to 800cc. In the ATV category, it has more than 30 models in production ranging from 50cc to 300cc. It also has four UTV models, including its two most recent product - higher end product introductions over the summer, and its UTVs range from 50cc to 800cc. Additionally, in 2008, the company introduced in late summer its first auto, the COCO, an excitingly designed super mini gas powered convertible that gets up to 60 miles per gallon. In July, it also introduced an exciting two-seater, three wheeled motorcycle, the Kandi TT. It gets 80 miles per gallon at speeds up to 50 miles per hour.

I should note these introductions were in the US, which accounts for most of Kandi sales. So let’s look now at the company’s results in its third quarter and nine months ended September 30, 2008.

Given the economic environment, the company was reasonably pleased with these results, even though they fell short of its expectations. For the quarter, revenues increased about 5% to about 9.3 million compared to the same period last year. This brought nine month sales up to $30,767,280, which was about 22% higher than sales in the same period in 2007, a year in which full year sales were a record 35 million. The increase in the quarter was led by go-kart sales as well as initial contributions from the company’s newest products.

Reflecting the overall economic situation, revenues from sales of ATVs were below the company’s expectations. One figure the company was particularly pleased about was the cost of sales. As discussed at the start of the year and in conferences like this, an ongoing goal of the company has been to sell an increasing proportion of higher end, higher priced vehicles with better margins. This was the key factor along with reductions achieved in manufacturing costs that led to an approximately 4.8% reduction in the quarter in the cost of sales compared to the same period last year. This contributed as well to a 53.6% increase in gross profits in the quarter, and a 49.3% increase in the nine months, compared to last year’s comparable periods. The reported gain in net income in the third quarter was 16%, just about 1.01 million, which brought the nine month increase to a healthy 21% compared with last year’s results in the same period.

Net income per share in the first nine months of 2008 was $0.23 on 19,961,000 shares outstanding, compared with $0.25 per share in the same period last year on 14,653,667 shares outstanding. The reason for the difference in shares outstanding is that under the required weighted average share formula, which the company has utilized since the completion of its reverse merger in June of 2007; its outstanding shares have been weighted accordingly throughout 2007, but in 2008 are outstanding for the entire period. Despite these results, the rapid downturn in the US and world economy did compel the company to revise its forecasts for the near term, mainly with respect to COCO sales, which were expected to contribute substantially to third and fourth quarter results.

Given the economic situation, which has resulted in a big consumer pullback, the company is now looking for a slow ramp up in COCO sales through year end to well below the lower end of 5,000 vehicles of its prior full year sales estimate. Sales of ATVs have been affected already too and this is continuing in the fourth quarter. While it’s too early to be confident, the company said in the release that it is cautiously optimistic of their 2009 results. It bases this on the fact that most of its products are in the low to mid range price area, and consumer response to them remains very positive. Whether consumers will opt to become purchasers remains to be seen.

Additionally, the company’s optimistic factor response to its introduction near year and, near the end of this year of a new electric powered COCO, which will be able to go about 80 to 110 kilometers on about a nine hour charge. The company also is excited about the response to its UTVs, which are aimed at agricultural consumers, a sector that is expected to bear someone better than the economy as a whole.

Further, it will continue to introduce new products aimed to meet consumer needs, all of which will have Kandi’s hallmark, exciting design and attention to quality.

Before opening this up to questions, just a couple of comments on the company’s financials. Note, the company continues largely to self fund operations with operating income and short term bank loans. The company has no long term debt. Its cash and cash equivalents at September 30, 2008 grew to 3,277,089 from about 1.1 million at the same date last year. And, it’s worth noting too that its total stockholder equity grew from 13.04 million as of December 31, 2007 to about 18 million as of September 30, 2008, and this is on about, as I said earlier, 19.9 million shares outstanding.

Operator, we are now ready to begin the question-and-answer period. I’d ask you please to keep my mic open, so I can help out with Liya and Mr. Hu in responding to the questions. Operator, are we ready to go on that?

Operator:               Certainly we are. Ladies and gentlemen, at this time, we will start our question-and-answer session. As a reminder, if you do have a question at this time, please press the star followed by the one on your touchtone phone. Once making that choice, if you decide you’d like to withdraw your question, pressing the star followed by the two will remove your line from the queue. Also, if you are using speaker equipment today, please note that you will need to lift up your handset prior to making your selection. Once again, if you do have a question at this time, please press the star followed by the one now.

We do have a question from the line of Robert Ford with Century Advisors. Please go ahead.

Robert Ford:              Yes, my question would be, you spoke earlier of most of our sales, most of Kandi sales are in the United States. Do you see a possibility of redirecting more of those sales in China as opposed to the United States?

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:                Mr. Hu’s reply is, in the case of the uplift slowing down of the US economy show this from January August of this year, and the company actually now designs products to strengthen the trend of the US market. The company has started to design the products and to do the market research aiming to the Chinese market. As of next year, we are anticipating some sales in China.

Robert Ford:              I see. Also…

Xiaoming Hu:               (Chinese spoken).

Liya Wu:               The Company is preparing in two sectors. One is a UTV sector. As Chinese government - the central government had (inaudible) industry, and has some note of the grants and (inaudible) for the farmers. So, Mr. Hu believes that with a little restructuring and redesigning and because Kandi is going to produce the UTV for the Chinese market, Kandi will be well-positioned, especially because this is a big potential product in the Chinese market. And, the other section is the electronic portion of the COCO super mini car, which is also (inaudible). So, the electronic portion of the COCO also has a very big potential. And, with these two products in two major product sectors, Kandi is focusing into the China market.

Robert Ford:              I see. I see.

Xiaoming Hu:               (Chinese spoken).

Liya Wu:                (Chinese spoken).

Xiaoming Hu:               (Chinese spoken).

Liya Wu:               Mr. Hu says while the company believes it is not an American market over a Chinese market, but what the customers were more focused, you know, has more purchasing power to buy will be now the recreational vehicle, like the UTV’s, like the farmer UTV’s, and the electronic COCO. And also, the seasonal automobile TT. So, this is what our company is focusing in the following year.

Robert Ford:              I see. Are there other markets potentially that you could potentially move into as well worldwide?

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:               Our company is actually spending itself in the Middle East (inaudible), and we believe that in the future, the Middle East and South Asia, and even some African countries are our focus on top of China.

Xiaoming Hu:               (Chinese spoken).

Liya Wu:                But, we will be advertising more in the Chinese market.

Robert Ford:                I see. I see. Well, thank you very much for answering my question and great quarter. I appreciate it very much.

Liya Wu:                (Chinese spoken).

Operator:               Thank you. Ladies and gentlemen, if there are any additional questions at this time, again please press the star followed by the one now. As a reminder, if you are using speaker equipment, you will need to lift your handset before making that selection.

Our next question is from the line of Arthur Porcari, a private investor. Please go ahead.

Arthur Porcari:           Yes. Congratulations on the quarter. I imagine there’s a lot of US companies who will be amiable to have a 3% increase in earnings year-over-year as of this past quarter.

My question actually has to do with something that was - I’m trying to put some pieces together, something that the Chinese government announced back on November 11, about the 500 billion China stimulus package - or whatever, 500 billion US equivalent I guess. And, from what I’ve read on it, it says, the central government investment combined with that of business and local government would bring that to the (inaudible) by the end of 2010. My question is this. On October 8, we put out a press release where Mr. Hu is quoted as saying something like; he was pleased to say that we are currently engaged in negotiations with Chinese sources that are interested in providing additional funding. Then again, in the earnings press release that just came out, words also were in there that said, further, we are confident that our finances required to meet our growth goals, it is available to us. So, my question is this. The October 8th release where we talked about additional funding and the November 14th release where it says funds are available; does that tie in at all to the China stimulus package that was announced on November 11th?

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:                The company—what the company (inaudible) is not related to what the Chinese government announced for trade-ins. This is different. What the Chinese government is going to put - going to be freelancing is to (inaudible) the domestic demand. In other words, it’s a Chinese market, so you know, as Kandi is a private owned company and it’s not going to - in China, it’s private owned, so it’s not going to benefit from the Chinese government’s plan. And this is - the Chinese central government is a local government that use more - that’s going to more (inaudible) the industry growth, like in agriculture and energy. And, as you know, for Kandi, if they are locating and they have answered the contract (inaudible), the letter of intention that one of the - this group in China is going to freelancing Kandi’s future growth.

Arthur Porcari:           That’s fantastic. So, if I understand you correctly, there’s a local area major company that has signed a letter of intent with Kandi to finance their growth in the future?

Liya Wu:                Yes.

Arthur Porcari:           So, we won’t have to come back to the US market for any equity type of share sales? Is that right?

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Ken Donenfeld:             Hey Liya. This is Ken. I’m sorry to interrupt. I just wanted to remind you that this is an area where we have to be limited in our discussion.

Liya Wu:                Okay. We will - yes. (Chinese spoken).

As we are - this is very sensitive, this culture, and Mr. Hu is not going to discuss too much, because what Mr. Hu also says is, we are very confident and that if either from the domestic big group in China, also on the US market, we are very confident about our extraordinary performance and the vehicles that we can get the (inaudible) of freelancing to the whole company’s bigger growth.

Arthur Porcari:           Thank you very much. One other comment too. I’m glad to hear that you are addressing the Mid East market now. It seems to me that our dune buggies would do very well in those sand dunes of the Middle East, but on top of that, I’ll just say goodbye now and congratulate you for a very good quarter and look forward to the next quarter. I don’t expect anything great, but you know, I suspect you’re going to still outperform all of your peers.

Liya Wu:                Thank you very much. (Chinese spoken).

Xiaoming Hu:               (Chinese spoken).

Operator:               Ladies and gentlemen, at this time, we would like to give our participants a final opportunity to ask any additional questions. Again, please press the star followed by the one at this time if you do have a question. As a reminder, if you are using speaker equipment, you will need to lift your handset before making your selection.

I am not receiving any questions at this time. I will turn the call back to Mr. Donenfeld for closing comments. Please go ahead.

Ken Donenfeld:            Sure. Actually, I just wanted to ask one more question that I had been asked about in e-mails and calls I’ve been getting. You’ve already addressed in part on the UTVs. You’ve expressed, I guess a fair amount of optimism about them. Are these higher margin vehicles than the ATVs? Are they priced higher? How do they compare to the ATVs in terms of price and margin? And, what do you think is making them so attractive?

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:                (Chinese spoken).

Xiaoming Hu:                (Chinese spoken).

Liya Wu:                (Chinese spoken).

Liya Wu:               Mr. Hu is adding UTV’s is cheaper from the ATV factor, because ATV is a recreational vehicle. In other words, like you know, when the economy is good and people have spare money and they buy it for the casual uses and for the recreational uses, but the UTV - so, which means, you know, this market is depending on the economy a lot, but the UTV is different, particularly in China. Even in the really (inaudible) market, even the worse economy, and you know, the government will, you know provide grants to the farmers to (inaudible) their agricultural industry. So, which means that UTV is more - is more have its own life other than the - compared to the other vehicles. Its dependence on the economy is really minimal, and that is the reason why the company is looking at UTV as our growth engine, one of the big growth engines of the - in the coming year. And, the UTV has an overall higher selling price compared to the ATV. That cost again depends on the engine size of the ATV or UTV. But, in general, the selling price is higher and the margin for the UTV, its margin is more than 20%. So, even the margin is higher than the ATV factor.

Ken Donenfeld:             Good. Thank you. I appreciate that. Operator, are there any more questions?

Operator:               We do not have any further questions at this time.

Ken Donenfeld:            Okay. Well, in that case, I want to thank all of you for joining us here on the call, and remind you that you can call us anytime to ask whatever questions you have, and we can put you in touch with the company. And again, I appreciate your time. And, thank you very much for your participation.

Operator:               All right. Thank you. And ladies and gentlemen, this does conclude the Kandi Technologies 2008 Third Quarter Earnings Conference Call. This conference will be available for replay after 6:30 eastern standard time today for November 27th at Midnight Eastern Standard Time. You may access the replay system at any time by dialing 1-800-406-7325 or 303-590-3030. For both numbers, enter that access code 3943631.

We thank you very much for your participation. You may now disconnect. Have a very pleasant rest of your day.